Exhibit 99

National Fuel Gas Company	Financial News
6363 Main Street
Williamsville, N.Y. 14221

Brian M. Welsch
Investor Relations
716-857-7875

David P. Bauer
Treasurer
716-857-7318

National Fuel Elects New Director for Corporate Board

(June 24, 2016) Williamsville, N.Y.: Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) Board of Directors elected Rebecca Ranich as a new director. Her term begins on June 24.

A former director at Deloitte Consulting, LLP, Ranich led the Firm’s Energy and Sustainability Investment Advisory Services, providing counsel on more than $1 billion of investments. Her practice focused on strategic energy management investment, including advising on mitigating and managing risks related to energy supply, demand and climate change issues. Preceding her position at Deloitte, Ranich worked at PSG International, where she was part of the management team leading negotiations to implement the Trans-Caspian Gas Pipeline, a multi-billion dollar, 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey. Prior to that, Ranich was a Vice President at Michael Baker Corporation (Baker), an international engineering, energy and environmental services firm. While at Baker, she held executive responsibility for the firm’s energy and environmental engineering services in Europe, Russia and the Caspian region, where projects had a construction value in excess of $40 billion. She managed offices in London, Naples, Wiesbaden and Moscow, as well as in Yuzhno-Sakhalinsk and Ukhta in the Russian Federation.

“Rebecca is a highly accomplished executive with an extensive background in the energy industry,” said David F. Smith, National Fuel’s Chairman of the Board. “Her depth of knowledge and industry experience will be a valuable addition to the National Fuel Board and will further expand our Board’s already broad range of expertise and strategic perspectives. We are pleased to welcome Rebecca to our Board.”

(more)

Exhibit 99

Ranich currently serves as a member of the Board of Directors for Questar Corporation, where she is chair of the Governance and Nominating Committee and a member of the Management Performance Committee. She serves as vice chair of the Board of the Gas Technology Institute and chair of the Investment Committee and is an advisory board member of Yet Analytics, an xAPI data analytics platform. In addition to being an investor in and advisor to emerging technology companies, Ranich is a member of the Baltimore Angels – an early stage investment group, the National Petroleum Council and the Technology Commercialization Panel for the Johns Hopkins University Applied Physics Laboratory. Ranich earned a bachelor’s degree from Northwestern University and a master’s degree in business administration from the University of Detroit Mercy.

National Fuel is a diversified energy company headquartered in Western New York that operates an integrated collection of natural gas and oil assets across five business segments: Exploration & Production, Pipeline & Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com.

Analyst Contact:	Brian Welsch	(716) 857-7389
Media Contact:	Karen L. Merkel	(716) 857-7654